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                         January 24, 2024

       Patrick E. Bowe
       President and Chief Executive Officer
       Andersons, Inc.
       1947 Briarfield Boulevard
       Maumee, Ohio 43537

                                                        Re: Andersons, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 9, 2023
                                                            File No. 000-20557

       Dear Patrick E. Bowe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program